Exhibit 8

Subsidiaries of the Registrant

Legal Name of Subsidiary	Jurisdiction of Incorporation	Percentage Held	Holding
HDB Financial Services Limited	India	95.2%	Direct
HDFC Securities Limited	India	95.4%	Direct
HDFC Life Insurance Company Limited(1)	India	50.4%	Direct
HDFC International Life and Re Company Limited(2)	Dubai	50.4%	Indirect
HDFC Pension Management Company Limited(2)	India	50.4%	Indirect
HDFC Asset Management Company Limited(1)	India	52.5%	Direct
HDFC AMC International (IFSC) Limited(3)	India	52.5%	Indirect
HDFC Sales Private Limited	India	100%	Direct
HDFC Capital Advisors Limited	India	89.0%	Direct
HDFC Trustee Company Limited	India	100%	Direct
HDFC Education and Development Services Private Limited(4)	India	100%	Direct
Griha Pte Limited	Singapore	100%	Direct
Griha Investments	Mauritius	100%	Direct

(1)	Publicly listed.
(2)	Wholly owned subsidiary of HDFC Life Insurance Company Limited.
(3)	Wholly owned subsidiary of HDFC Asset Management Company Limited.
(4)

The Bank’s control of HDFC Education and Development Services Private Limited is intended to be temporary, since, as directed by the Reserve Bank of India in connection with the amalgamation of (i) HDFC Investments Limited and HDFC Holdings Limited, wholly owned subsidiaries of Housing Development Finance Corporation Limited (“HDFC Limited”) with and into HDFC Limited, and (ii) HDFC Limited with and into HDFC Bank Limited, HDFC Education and Development Services Private Limited is expected to be fully divested no later than July 1, 2025.